Exhibit 1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

COMMERCIAL LAUNCH OF LEXISCAN™ (REGADENOSON) INJECTION TRIGGERS $10 MILLION MILESTONE PAYMENT FROM TPG-AXON CAPITAL TO CV THERAPEUTICS

PALO ALTO, Calif., June 24, 2008 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that in conjunction with the commercial launch of Lexiscan™ by Astellas Pharma US, Inc., CV Therapeutics has earned a milestone payment of $10 million from TPG-Axon Capital, through an affiliated entity (TPG-Axon). CV Therapeutics will recognize the milestone as revenue earned in the second quarter of 2008.

The U.S. Food and Drug Administration (FDA) approved Lexiscan™ (regadenoson) injection, an A2A adenosine receptor agonist, for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging (MPI) in patients unable to undergo adequate exercise stress, on April 10, 2008.

On April 15, 2008, CV Therapeutics announced the completion of a non-dilutive financing transaction with TPG-Axon in which TPG-Axon agreed to pay up to $185 million in exchange for rights to 50 percent of its royalty on North American sales of Lexiscan™. CV Therapeutics received $175 million on closing of the transaction and has now earned an additional $10 million milestone associated with the commercial launch of the product, which Astellas announced today.

CV Therapeutics retains rights to the other 50 percent of royalty revenue from North American sales of the product, and also may receive a royalty on another Astellas product under the terms of the company's collaboration agreement with Astellas.

"The commercial launch of Lexiscan™ marks the culmination of a decade of work at CV Therapeutics where we discovered regadenoson and did the clinical, manufacturing and regulatory work needed to bring this important innovation to physicians and patients," said Louis G. Lange, CV Therapeutics chairman and chief executive officer. "Our partners at Astellas are the market leaders in the MPI market and are very well positioned for commercial success."

CV Therapeutics owns the rights for regadenoson outside of North America and currently expects to submit a marketing authorization application for the product to the European Medicines Agency by the end of 2008.

Astellas Pharma US, Inc. / CV Therapeutics Inc. Collaboration

Under a license and collaboration agreement providing Astellas with exclusive North American rights to Lexiscan™ (regadenoson) injection, CV Therapeutics completed the development program and Astellas is responsible for all commercial activities for the product in North America. Under the arrangement, Astellas paid CV Therapeutics a $7 million milestone upon submission of the new drug application to the FDA, and a $12 million milestone in April 2008. Astellas also reimburses CV Therapeutics for 75 percent of development costs. CV Therapeutics will receive a royalty on product sales of Lexiscan™ (regadenoson) injection, and may receive a royalty on another Astellas product.

About Lexiscan™ (regadenoson) injection

Lexiscan™ is an A2A adenosine receptor agonist approved for use as a pharmacologic stress agent in radionuclide MPI studies in patients unable to undergo adequate exercise stress. Lexiscan™ was designed to produce coronary vasodilation and increase coronary blood flow by activation of the A2A adenosine receptor. Lexiscan™ is administered as a rapid bolus (approximately 10 seconds) with no dose adjustment required for body weight. Lexiscan™ should not be administered to patients with second- or third-degree AV block or sinus node dysfunction who do not have a functioning artificial pacemaker. Adenosine receptor agonists, including Lexiscan™, induce arterial vasodilation and hypotension. The risk of serious hypotension may be higher in patients with cardiac or cerebrovascular insufficiency. Complete prescribing information for Lexiscan™ is available at www.Lexiscan.com.

About Myocardial Perfusion Imaging Studies

MPI studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. Every year, between 7.5 and 9.3 million MPI studies are performed in the United States. Almost half of these studies utilized a pharmacologic stress agent.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm, with over $16 billion of capital invested in both public and private markets around the world.  Through offices in New York, London, Hong Kong and Tokyo, the firm makes focused, long-term investments in companies, industries and assets across geographies.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. CV Therapeutics also has other clinical and preclinical drug development candidates and programs that have not been determined to be safe or effective in humans for any uses.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: upside potential for Lexiscan™ North American sales; ability of CV Therapeutics to achieve profitability; operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; reliance on strategic collaborative partners; reliance on contract manufacturers; intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the year ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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